Exhibit (K)(2)

Execution Copy

SERVICING AGREEMENT

THIS AGREEMENT is effective as of the 1st day of July, 2015, by and among Cushing MLP  Infrastructure Fund I,  a Delaware statutory trust  (the “Feeder Fund ”), Cushing MLP Infrastructure Fund II, a Delaware statutory trust (the “Feeder Fund”),  Cushing MLP Infrastructure Master Fund (the “Master Fund”),  a Delaware statutory trust (the “Master Fund”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).   The Feeder Fund and the Master Fund are sometimes referred to herein individually as a “Fund”, and collectively as the “Funds”. The Cushing MLP Infrastructure Fund II is effective on or after September 1, 2015.

WHEREAS, the Funds are closed-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Fund is authorized to offer and sell shares of interest in such Fund (collectively, the “Shares”);

WHEREAS, substantially all of the Feeder Funds’ assets will be invested in the Master Fund;

WHEREAS, the Funds and USBFS desire to enter into an agreement pursuant to which USBFS shall provide certain administration and fund accounting, services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Funds hereby appoint USBFS as administrator of the Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration and fund accounting services to the Funds:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.

b.	Office facilities (which may be in USBFS’, or an affiliate’s own offices).
c.	Non-investment-related statistical and research data as reasonable required by the Funds.

(3)	Coordinate the Funds’ Board of Trustees (the “Board of Trustees” or the “Trustees”) reasonably required communications, including, but not limited to:
a.	Prepare meeting agendas and resolutions, with the assistance of Funds’ counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Evaluate independent auditor.
d.	If requested, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	If requested, prepare minutes of meetings of the Board of Trustees and holders of the Shares (collectively, the “Shareholders”).
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to Shareholders.
g.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Provide information to the SEC and facilitate audit process.
c.	Provide office facilities.

(5)	Assist in overall operations of the Funds.
(6)	Pay Fund expenses upon written authorization from the Funds.
(7)
Keep each Fund’s governing documents, including its certificate of formation, Operating Agreement (and amendments thereto) and minute books (“Governing Documents”), but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Total return calculations.
(ii)	Maintenance of books and records under Rule 31a-3.

b.
Monitor each Fund's compliance with the policies and investment limitations as set forth in its prospectus/offering memorandum (“Prospectus”) and statement of additional information where relevant information is available (“SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the each Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder.

d.	Monitor applicable regulatory and operational service issues, and update Boards of Trustees periodically.

e.
To the extent required under any regulation regarding anti-money laundering that may apply to the Funds, assist the Funds in their compliance with the Funds’ anti-money laundering procedures as they pertain to Shareholders.

(2)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.
b.	Prepare and file annual and semiannual Shareholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings. As requested by the Fund, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and Shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	File periodic tender offer statements under Rule 13e-4

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, Shareholders, tax authorities, performance reporting companies, the Boards of Trustees, the SEC, and independent accountants.
(3)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Funds.
(4)	Monitor the expense accruals and notify each Fund’s management of any proposed adjustments.
(5)	Prepare semi-annual financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement, if applicable.
f.	Notes to Financial Statements.
(6)	Prepare quarterly broker security transaction summaries.

D.	Portfolio Accounting:

(1)	Maintain portfolio records on a trade date basis using security trade information communicated from the Funds’ investment adviser.

(2)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(3)
Determine gain/loss on security sales in accordance with the Governing Documents and identify them as short-term or long-term; account for periodic distributions of gains or losses to Shareholders and maintain undistributed gain or loss balances as of each valuation date.

(4)	Calculate the Management Fee (as that term is defined in the Governing Documents), and monitor for compliance with the expense limitation arrangement as set forth in the Governing Documents.

(5)	For each valuation date, calculate the expense accrual amounts in accordance with the Governing Documents or otherwise as directed by the Funds as to methodology, rate or dollar amount.

(6)	Process and record payments for expenses upon receipt of written authorization from the Funds.

(7)	For each valuation date, determine the net asset value of the Funds according to the accounting policies and procedures set forth in the Governing Documents.

(8)	Reconcile cash and investment balances of the Funds’ custodian.

(9)	Prepare monthly reports which document the adequacy of the accounting detail to support month-end ledger balances.

(10)	Prepare and provide various statistical data relating to the Funds as requested on an ongoing basis, including security transactions listings and portfolio valuations.

E.	Shareholder Accounting:

(1)	Account for capital contributions and withdrawals on a timely basis in accordance with the Governing Documents.

(2)
Calculate per Share net asset value, per Share net earnings, and other per Share amounts reflective of the Funds’ operations at such time as required by the nature and characteristics of the Funds (or as specified in the Governing Documents).

(3)	Communicate, at an agreed upon time, the per Share price for each valuation date.

(4)	Prepare allocations of profit, loss, special and other allocations among the Shareholders in accordance with the allocation methodology identified in the Prospectus.

(5)	Monitor and allocate “new issue” income among the Shareholders in accordance with applicable Financial Industry Regulatory Authority, Inc., rules.

F.	Tax Reporting:

USBFS shall provide the tax reporting services provided below as long as the   Funds have engaged one or more independent accountants to analyze the information provided and to prepare and file the tax returns of the Funds.  The Funds shall provide written notice to USBFS of the name and contact information of such Funds’ independent accountant(s) for purposes hereof.

(1)	Provide the Funds’ independent accountant with tax information as required in a timely manner.
(2)	Assist the independent accountants in preparing the federal and state tax returns, including, without limitation, Form 1065 with any necessary schedules.
(3)	Calculate the adjusted tax basis of securities held by the Funds in accordance with Section 754 of the Internal Revenue Code.
(4)	Prepare state income tax breakdowns where relevant.

3.	License of Data; Warranty; Termination of Rights

A.
The valuation information and evaluations being provided to the Funds by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Funds.  Each Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies (the “License”).  Each Fund does not have any license or right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  Each Fund’s right to use the Data cannot be passed to or shared with any other entity.

Each Fund acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE FUNDS HEREBY ACCEPT THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.
USBFS may stop supplying some or all Data to the Funds if USBFS’ suppliers terminate any agreement to provide Data to USBFS.  Also, USBFS may stop supplying some or all Data to the Funds if USBFS reasonably believes that the Funds are using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Funds.  USBFS will provide notice to the Funds of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Trustees and apply those prices to the portfolio positions of the Funds, consistent with the provisions of the Governing Documents.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Funds desire to provide a price that varies from the price provided by the pricing source, the Funds shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All pricing changes made by the Funds will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

In the event that the Funds at any time receive Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Funds assume all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

Notwithstanding anything to the contrary in Section 8 below, as more fully provided in this paragraph, USBFS shall reimburse the Funds and its Shareholders for losses due to NAV Differences (as defined below) arising out of, or relating to, USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  Specifically, USBFS shall reimburse for any net losses during each NAV Error Period (as defined below) resulting from an NAV Difference that is at least $0.01 per Share and that, as a percentage of Recalculated NAV (as defined below) of the Funds, is at least ½ of 1%; provided, however, that USBFS shall not be responsible for reimbursing any Shareholder experiencing a loss during any such NAV Error Period of less than $25.  In providing reimbursement to the applicable Fund and any Shareholder, USBFS shall, at its option, either make direct payment limited to the amount of the NAV Differences for the Funds and any Shareholder, or will reprocess the Shareholder transactions affected by the NAV Differences.  NAV Differences and any liability of USBFS therefrom are to be calculated each time the net asset value per Share is calculated.  For purposes of calculating USBFS’ liability hereunder, gains shall offset losses within each NAV Error Period and future losses; however, net gains shall not be carried back to offset losses in a prior NAV Error Period.  For purposes of this paragraph:

(i)	“NAV Error Period” means any month during which any NAV Difference exists.

(ii)
“NAV Difference” means the difference between the Recalculated NAV and the net asset value per Share at which a given purchase or redemption is effected, divided by the Recalculated NAV with respect to such purchase or redemption.

(iii)	“Recalculated NAV” means the net asset value per Share at which a Shareholder purchase or redemption should have been affected.

5.	Changes in Accounting Procedures

Any changes to the Governing Documents that affect accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Funds under this Agreement.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Funds shall pay all such fees and reimbursable expenses within 30 calendar days following the receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Funds shall use reasonable efforts to notify USBFS in writing within 30 calendar days following receipt of each invoice if the Funds are disputing any amounts in good faith. The Funds shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Funds are disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

8.	Representations and Warranties

A.	Each Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Funds , which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, each Fund (severally and not jointly) and the Funds shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Funds or such other person, the names of whom to be included in a list of authorized persons approved by the Funds and set forth on Exhibit B hereto (as amended from time to time), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold each Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Funds may sustain or incur or that may be asserted against the Funds  by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the terms “Funds” shall include their respective current and former trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Funds shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Funds, at such times as the Funds may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification; provided that the indemnitee’s failure to so notify the indemnitor shall not relieve the indemnitor of its responsibility to indemnify the indemnitee.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.
In conjunction with the tax services provided to the Funds by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof.  Any information provided by USBFS to the Funds for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS.  USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to the Funds. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

D.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

10.	Notification of Error

The Funds will notify USBFS of any balancing or control errors caused by USBFS upon the later to occur of:  (i) ten (10) business days after receipt of any reports rendered by USBFS to the Funds; (ii) ten (10) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) ten (10) business days after receiving notice from any Shareholder regarding any such balancing or control error.

11.	Data Necessary to Perform Services

The Funds or their agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and prior, present, or potential Shareholders of the Funds (and clients of said Shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Funds.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to the receipt thereof from the Funds or its agent, shall not be subject to this paragraph.  Further, USBFS will adhere to any privacy policies adopted by the Funds.

13.	Records

USBFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period, as it may deem advisable, as is consistent with industry practice and as is agreeable to the Funds. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Funds and will be promptly surrendered to the Funds or its designee on and in accordance with its request.  USBFS maintains appropriate security measures regarding the treatment of the records and other information (including any personal information) of the Funds and prior, present or potential Shareholders, that are consistent and compliant with all applicable state and federal laws, rules and regulations.

14.	Compliance with Laws

In the performance of its duties hereunder, USBFS undertakes to comply with the laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by USBFS hereunder.  Except as specifically set forth herein, USBFS assumes no responsibility for such compliance by the Funds.

15.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Trustees.

16.	Early Termination

In the absence of any material breach of this Agreement, should the Funds elect to terminate this Agreement prior to the end of the initial three year term, the Funds agree to pay the following fees:

a.	all the monthly fees for the length of the Agreement, including the repayment of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a.-c. above.

17.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Funds by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Funds (if such form differs from the form in which USBFS has maintained the same, the Funds shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Funds.

18.	Assignment

This Agreement shall extend to and are binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party.

19.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.

20.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.	Single Agreement

For convenience purposes, this Agreement is being entered into as a single agreement by USBFS and each Fund (and any additional feeder funds that may be added by the parties from time to time).  However, this Agreement shall be interpreted as applying solely to each Fund individually, and no Fund shall be liable for the obligations of any other Fund.

23.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

24.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
Attention:  Vice President, Alternative Investment Products
615 East Michigan Street, 2nd Floor
Milwaukee, WI  53202
Fax No.:  (414) 212-7119

and

Notice to the Funds shall be sent to:

Cushing Asset Management
8117 Preston Road, Suite 440
Dallas, TX 75225

Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Michael R. McVoy

Name:	Michael R. McVoy

Title:	Executive Vice President

CUSHING MLP INFRASTRUCTURE FUND I

By:	/s/ Daniel L. Spears

Name:	Daniel L. Spears

Title:	President

CUSHING MLP INFRASTRUCTURE FUND II

By:	/s/ Daniel L. Spears

Name:	Daniel L. Spears

Title:	President

CUSHING MLP INFRASTRUCTURE MASTER FUND

By:	/s/ Daniel L. Spears

Name:	Daniel L. Spears

Title:	President